Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Corgenix Medical Corporation of our report dated July 27, 2005 relating to our audit of the consolidated financial statements of Corgenix Medical Corporation for the year ended June 30, 2005, appearing in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado

April 4, 2006